EXHIBIT 99.5


Bion Environmental Technologies, Inc. and University of California, Davis Announce Bion System to be Installed at California Dairy Technology Center

October 12, 2000.  Littleton, CO.  Bion Environmental Technologies, Inc. (OTC
BB: BION) and University of California, Davis, School of Veterinary Medicine, announced that a Bion Nutrient Management System(R) (NMS) will be installed at the California Dairy Technology Center (CDTC) which will be a new, state-of-the-art teaching facility located in Tulare, CA. The Bion NMS is a patented, environmentally friendly, animal waste treatment system that provides proven odor and nutrient management solutions for the dairy and hog industries. At the CDTC, Bion's biological system will treat the waste from approximately 1,000 dairy cows on this model dairy, believed to be the first facility of its kind. Construction is expected to begin in Spring, 2001.

The California Dairy Technology Center is a joint effort of the University of California, Davis, the College of the Sequoias, Tulare Joint Union High School District, and dairy producers. The Center will provide vocational and academic instruction at high school, undergraduate, and professional levels, and will also advance applied research and technology transfer related to animal, human and environmental health within the dairy industry. Funds for the Center are being raised from both the public and private sectors, including the donation by Bion of the NMS. Ron Foster, chairman of the fund raising campaign and President of Foster Dairy Farms, Modesto, stated, "This Center will form a crucial part of the infrastructure in our dynamic California dairy industry. The ability to perform cutting edge research and educate future industry leaders in a true commercial-size dairy is a capability unsurpassed by any other facility."

The Director of UCD's Veterinary Medicine Teaching and Research Center, Jim Cullor, DVM, PhD, said, "We are excited to partner with Bion Technologies to bring a state-of-the-art approach to managing our facility for animal health, public health, environmental health and our financial well-being. Bion's willingness to provide our students, staff, and faculty with the opportunity to address nutrient management issues in a real world setting will help us train future owners and employees of the dairy industry to have an advanced understanding of environmental health solutions."

After reviewing data provided by Bion, the NMS was selected by the Veterinary Medicine Teaching and Research Center for meeting the following criteria:

     1.  Odor control
     2.  Substantial reduction in the presence of pathogens such as e. coli
     3. Substantial reduction in the amount of water used by the dairy facility
     4. Potential migration of the technology to a "containerized" application
     5. Conversion of the waste into a commercially viable byproduct which can then be exported to alleviate the impact on nutrient-impaired waterways


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The byproduct, BionSoil(TM), is a nutrient-enriched organic soil amendment.
Studies conducted by North Carolina State, Utah State and Cornell Universities, among others, have shown BionSoil to have outstanding plant growth-enhancing characteristics. Test marketing in the nursery, turf grass and organic fruit and vegetable markets has shown a significant demand for BionSoil products. It is anticipated that UCD and Bion will cooperate in studies to validate and further explore the properties and uses of BionSoil.

Additionally, Bion will be working closely with the Center and UCD to explore ways to mitigate the potential problem with salt contamination of the Tulare Lake Basin aquifer. Excessive levels of dissolved salts are an area of particular concern in this region as the aquifer system supplies drinking water, as well as industrial use water, for the southern San Joaquin Valley. Because of the high level of salt contained in animal feed, dairy operations have been identified as a potential contributor to this problem. The dairy industry is exploring a number of methods to determine and reduce, if necessary, their operations' impact on the water supply.

California leads the nation in dairy production, with 1998 sales of milk and cream in excess of $4.2 billion. There are approximately 1.4 million dairy cows located on more than 2,100 dairies across the state, 1 million in the San Joaquin Valley alone. According to Ed Hennig, Bion's V.P. Business Development, "We are very pleased to be working with UC Davis and the California Dairy Technology Center in their efforts to provide leading-edge solutions to the challenges faced by the dairy industry. The selection of the Bion NMS for their model dairy demonstrates both the dairy industry's commitment to environmental responsibility and their confidence in Bion's technology."

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Bion Environmental Technologies, Inc., designs and operates patented biological treatment systems that eliminate the odors and nutrient leaching from the waste produced on large hog and dairy farms. The systems, which can be monitored from remote locations, convert the waste into BionSoil, a nutrient-rich, soil enhancement or fertilizer material. The Company has offices in New York, Colorado, North Carolina, California and Florida. Inquiries may be directed to Craig Scott, Director of Investor Relations, at 800-769-7205 or 303-843-6191.

This material includes forward-looking statements based on management's current reasonable business expectations. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. This material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.